EX-99.(b)
Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

FOR IMMEDIATE RELEASE                       CONTACT: MELANIE FORBRICK
                                                     727/820-5023

            Florida Progress' 1998 Earnings Increase 10.7% over 1997

St. Petersburg, FL...January 25, 1999...Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation, reported 1998 earnings of $281.7 million, or $2.90 per share. This compares with 1997 earnings from recurring operations of $254.3 million, or $2.62 per share. The increase in earnings was a result of strong growth in the utility's core Florida market, high demand for electricity due to warmer-than-normal weather in 1998, and double-digit earnings growth at Electric Fuels.

"We're very pleased with our 1998 earnings results," said Chairman and CEO Richard Korpan. "These results were driven by the outstanding performance of Florida Power's utility business, and by substantial growth at Electric Fuels. And the strength of our operating results at Florida Power permitted us to make investments designed to improve reliability and service for our customers."

Listed below are significant highlights for the year:

o    Florida Power's earnings per share up 3.2 percent over 1997

o    Electric Fuels' earnings per share up 33 percent over 1997

o Strong sales for Florida Power- Solid customer growth of two percent, strong usage growth of approximately two percent, and hotter-than-normal weather boosted total kilowatt-hour sales 11.9 percent over 1997.

o Reliability enhancements for Florida Power customers - Accelerated $17 million of 1999 expenditures to enhance the reliability of the generation fleet and the transmission and distribution systems.

o Restart of Florida Power's nuclear plant - On February 15, 1998, the Crystal River Nuclear Plant was returned to service. Since its restart, the plant has delivered over 100 percent of its rated capacity.

                                      - more -

Florida Progress Corporation
1998 Earnings
Page 2


FLORIDA POWER CORPORATION

Florida Power, the largest subsidiary of Florida Progress, reported earnings of $248.6 million, or $2.56 per share, for 1998 -- an increase of 3.2 percent over 1997 earnings from recurring operations of $240.9 million, or $2.48 per share.

Florida Power's 1998 kilowatt-hour sales increased 11.9 percent over 1997. Retail kilowatt-hour sales were up 8.4 percent for the year. Strong customer growth of two percent (26,000 new customers) and increased usage growth boosted retail kilowatt-hour sales in 1998. In addition, Florida Power benefited from the hotter-than-normal weather throughout most of the year.

The extremely hot weather during 1998 enabled the company to accelerate $17 million of expenditures from 1999 into the fourth quarter of 1998 for reliability projects that will enhance customer service. In addition, Florida Power deferred $10 million of revenues for either future accelerated regulatory asset amortization or other regulatory initiatives that would benefit customers. This deferral was approved by the Florida Public Service Commission.

ELECTRIC FUELS CORPORATION

Electric Fuels earned $42.3 million, or $.44 per share, in 1998. This compares with $32.1 million, or $.33 per share, in 1997. The 33-percent increase in earnings per share reflects improved results across all three of its business units, including an expanded barge fleet, increased coal deliveries and an increased demand for railcar and track parts and services.

FOURTH QUARTER

For the fourth quarter of 1998, Florida Progress reported earnings of $36.1 million, or $.37 per share. This compares with $43.2 million, or $.45 per share, from recurring operations in the fourth quarter of 1997. Florida Power earned $26.3 million, or $.27 per share, compared with $42.4 million, or $.44 per share, for the same period in 1997. Electric Fuels reported earnings of $13 million, or $.13 per share, for the quarter, compared with 1997 fourth-quarter earnings of $10.5 million, or $.11 per share.

Strong year-to-date results through September and favorable revenues in the fourth quarter enabled the utility to take several actions including the acceleration of $17 million of reliability expenditures as previously discussed, which reduced 1998 fourth-quarter earnings compared with 1997's fourth-quarter results before non-recurring items.

                               - more -

Florida Progress Corporation
1998 Earnings
Page 3


1997 Adjusted Results

Including the charges associated with the 1997 extended outage of Florida Power Corporation's Crystal River Nuclear Plant and the provision for loss related to Mid-Continent Life Insurance Company, Florida Progress reported 1997 earnings of $54.3 million, or $.56 per share, and a fourth-quarter loss of $75.6 million, or $.78 per share.

Florida Progress (NYSE:FPC) is a FORTUNE 500 diversified utility holding company with assets of $6.2 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities serving 1.3 million customers in central and northern Florida. Diversified operations include rail services, marine operations and coal mining.

                                   ###

                                          Three Months Ended              Twelve Months Ended
                                             December 31                      December 31
                                            (in millions)                    (in millions)
                                     -----------------------------   ------------------------------
                                         1998            1997            1998             1997
                                     -------------   -------------   --------------   -------------

Revenues                                   $898.2          $849.1         $3,620.3        $3,316.4
                                     -------------   -------------   --------------   -------------

Income from continuing operations before
   non-recurring items                       36.1            43.2            281.7           254.3
Non-recurring items                            -           (118.8)             -            (200.0)
                                     -------------   -------------   --------------   -------------

Net income                                  $36.1          ($75.6)          $281.7           $54.3
                                     =============   =============   ==============   =============


Earnings (loss) per share (EPS):
Income from continuing operations
   before non-recurring items                $.37            $.45            $2.90           $2.62
Non-recurring items                             -           (1.23)               -           (2.06)
                                     -------------   -------------   --------------   -------------
Consolidated                                 $.37           ($.78)           $2.90            $.56
                                     =============   =============   ==============   =============


Average Common
Shares Outstanding                     97,122,637      97,061,777       97,068,047      97,054,280
